PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
December 2, 2020

Contact:       Dana Perlman
Treasurer, Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2020 THIRD QUARTER RESULTS AND PROVIDES UPDATE RELATING TO THE IMPACT OF THE PANDEMIC

•Third quarter revenue and earnings exceeded the Company’s expectations, driven by strong performance in Europe and China
◦Revenue decreased 18% to $2.118 billion (decreased 21% on a constant currency basis) compared to the prior year period, a sequential improvement compared to the percentage revenue decreases in the prior two quarters
◦The Company’s revenue through digital channels grew 36%, with sales through its directly operated digital commerce businesses up 70% compared to the prior year period
◦EPS was $0.98 on a GAAP basis and $1.32 on a non-GAAP basis
•The Company had over $2.7 billion of liquidity as of quarter-end, consisting of $1.5 billion of cash on hand and over $1.2 billion of available borrowings under revolving credit facilities
•The Company anticipates its fourth quarter revenue and earnings will continue to be negatively impacted by the COVID-19 pandemic; although there is uncertainty due to resurgences throughout Europe and North America, the Company currently expects revenue in the fourth quarter to decline approximately 20% compared to the prior year

New York, New York - PVH Corp. [NYSE: PVH] reported its 2020 third quarter results.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions.” Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the “Non-GAAP Exclusions” and identify and quantify all excluded items.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “Our third quarter results exceeded our expectations across all markets and channels, with a very strong recovery in Europe and China, considering the ongoing COVID-19 pandemic. It is clear where we are winning with the consumer – in our international businesses, across our digital channels, and with casual assortments – and we increasingly are shifting our business towards these channels and categories.”

Mr. Chirico continued, “We have outperformed our Holiday season expectations in the fourth quarter to date, including Singles’ Day in Asia and our Black Friday promotions in North America and Europe, with particular strength across the digital channels. Although we are dealing with virus resurgences, including temporary store closures in parts of Europe, as well as brick and mortar traffic declines in North America, we are pivoting our businesses to capture where and how the consumer is shopping during this critically important Holiday period. We believe that the accelerated investments we are making – from advancing our digital and omni-channel agendas and introducing new ways to engage our consumers – will benefit our businesses now and over the long-term.”

Stefan Larsson, President, added, “In a moment where we are experiencing unprecedented changes taking shape across the retail industry, our teams have continued to successfully navigate the pandemic and drive towards an accelerated recovery. Our focus remains to follow where the consumer is going, by supercharging our e-commerce, improving our product offering, and driving cost efficiencies across the Company. As we lean into these priorities, we are also positioning PVH to drive sustainable profitable growth in the new normal coming out of the pandemic and beyond.”

Channel Results and Current Trends:
The Company’s top priority continues to be the health and safety of its associates, consumers and the employees of its business partners around the world. The Company’s business continues to be impacted negatively by the COVID-19 pandemic, with the level of impact varying by region and channel. Overall revenue for the third quarter decreased 18% compared to the prior year period, and for the fourth quarter to date period is running down approximately 20%.

•Direct to Consumer:
◦Total direct to consumer revenue for the third quarter declined 11% compared to the prior year period, which included a 70% increase in digital commerce. All regions and brand businesses experienced strong digital growth. The lack of international tourists coming to the U.S. continues to challenge the Company’s North America brick and mortar retail businesses, as stores located in international tourist locations represent a significant portion of those businesses.
◦In the fourth quarter to date period, the Company experienced a strong response to its Singles’ Day promotions and its Black Friday kickoff events globally, particularly in its directly operated digital commerce businesses. However, the Company’s stores in Europe and North America continue to face significant pressure as a result of the recent resurgence of COVID-19 cases there, with approximately 40% of the Company’s stores in Europe currently closed or closed earlier in the quarter. As a result, direct to consumer sales trends are running down approximately 25% compared to the prior year period, despite continued strong growth in digital commerce globally and continued overall positive trends in China.

•Global Wholesale Partners: The Company’s wholesale revenue for the third quarter declined 22% compared to the prior year period, a sequential improvement compared to the percentage revenue decreases in the prior two quarters. The revenue decline was primarily driven by the Company’s North America wholesale business due, in part, to recent bankruptcies of several customers. The Company’s sales to the digital businesses of its traditional and pure play wholesale customers continued to exhibit double digit growth.

Third Quarter Consolidated Results:

Revenue and Earnings
Third quarter revenue decreased 18% to $2.118 billion (decreased 21% on a constant currency basis) compared to the prior year period. The revenue decrease was due to:

•A 12% decrease (16% decrease on a constant currency basis) in the Tommy Hilfiger business compared to the prior year period, with Tommy Hilfiger North America revenue down 37% and Tommy Hilfiger International revenue flat (down 6% on a constant currency basis) compared to the prior year period. The business in China continued to achieve positive year over year results.
•An 18% decrease (21% decrease on a constant currency basis) in the Calvin Klein business compared to the prior year period, with Calvin Klein North America revenue down 39% and Calvin Klein International revenue flat (down 4% on a constant currency basis) compared to the prior year period. The business in China continued to achieve positive year over year results.
•A 36% decrease in the Heritage Brands business compared to the prior year period.

Earnings per share on a GAAP basis was $0.98 for the third quarter of 2020 compared to $2.82 in the prior year period. These results include the amounts for the applicable period that are excluded from earnings per share on a non-GAAP basis for these periods.

Earnings per share on a non-GAAP basis was $1.32 for the third quarter of 2020 compared to $3.10 in the prior year period.

Earnings before interest and taxes on a GAAP basis for the quarter decreased to $122 million compared to $270 million in the prior year period. Included in earnings before interest and taxes for the third quarter of 2020 were costs of $10 million consisting of (i) $9 million in connection with the planned exit from the Heritage Brands Retail business announced in July 2020, including $6 million of severance and $3 million of accelerated amortization of lease assets, and (ii) $1 million related to the North America workforce reduction announced in July 2020, comprised of severance and other termination benefits. Included in earnings before interest and taxes for the prior year period were costs of $12 million consisting of (i) $9 million related to the Australia and TH CSAP acquisitions and (ii) $3 million related to the Calvin Klein restructuring. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter decreased to $132 million compared to $282 million in the prior year period. The decrease was driven by the impact of the COVID-19 pandemic, including the revenue decline discussed above. Earnings in the third quarter benefited from cost savings resulting from the North America workforce reduction announced in July 2020 and COVID-related government payroll subsidy programs in international jurisdictions, as well as reductions in all discretionary spending categories. Partially offsetting these savings were additional expenses associated with COVID-related health and safety measures.

Net interest expense on a GAAP basis increased to $34 million from $28 million in the prior year period. Included in net interest expense for the third quarters of 2020 and 2019 were expenses of $1 million and $3 million, respectively, resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition. Net interest expense on a non-GAAP basis for these periods exclude these amounts. Net interest expense on a non-GAAP basis increased to $32 million from $25 million in the prior year period, primarily due to the impact of the issuance of an additional €175 million of 3 5/8% senior notes in April 2020 and $500 million of 4 5/8% senior notes in July 2020.

The effective tax rate on a GAAP basis for the third quarter of 2020 was 21.6% as compared to 13.6% in the prior year period. The effective tax rate on a non-GAAP basis for the third quarter of 2020 was 6.1% as compared to 10.6% in the prior year period.

Balance Sheet
The Company continues to tightly manage its inventory, which decreased 16% as of the end of the third quarter compared to the prior year period.

The Company also continues to reduce the amount of basic inventory it projects to carry into Spring 2021. As of the end of fiscal 2020, the Company is currently projecting to carry approximately $100 million of basic inventory into Spring 2021, a decrease from the Company’s prior projection of approximately $125 million.

The Company ended the quarter with over $2.7 billion of liquidity, consisting of $1.5 billion of cash on hand and over $1.2 billion of available borrowings under its revolving credit facilities.

Nine Months Consolidated Results:

The Company’s business was significantly impacted by the COVID-19 pandemic during the first nine months of 2020, resulting in an unprecedented decline in revenue and earnings, including $962 million of pre-tax noncash impairment charges recognized during the first quarter.

Revenue for the first nine months of 2020 decreased 31% to $5.043 billion compared to the prior year period. The revenue decrease was due to:

•A 25% decrease in the Tommy Hilfiger business compared to the prior year period, including a 46% decrease in Tommy Hilfiger North America revenue and a 14% decrease in Tommy Hilfiger International revenue.
•A 32% decrease in the Calvin Klein business compared to the prior year period, including a 48% decrease in Calvin Klein North America revenue and an 18% decrease in Calvin Klein International revenue.
•A 45% decrease in the Heritage Brands business compared to the prior year period.

Revenue for the first nine months of 2020 reflected a 70% increase in sales through the Company’s directly operated digital commerce businesses, driven by strong growth in all regions and brand businesses, which partially offset the decline in revenue through its other distribution channels.

Loss per share on a GAAP basis was $(15.15) for the first nine months of 2020 compared to earnings per share of $6.46 in the prior year period. These results include the amounts for the applicable period that are excluded from loss per share and earnings per share on a non-GAAP basis for these periods, respectively, including the $962 million of pre-tax noncash impairment charges mentioned above.

Loss per share on a non-GAAP basis was $(1.58) for the first nine months of 2020 compared to earnings per share of $7.64 in the prior year period.

Loss before interest and taxes on a GAAP basis for the first nine months of 2020 was $(1.098) billion compared to earnings before interest and taxes of $654 million in the prior year period. These results include the amounts for the applicable period that are excluded from loss before interest and taxes and earnings before interest and taxes on a non-GAAP basis for these periods, respectively, including the $962 million of pre-tax noncash impairment charges mentioned above.

Loss before interest and taxes on a non-GAAP basis for the first nine months of 2020 was $(66) million compared to earnings before interest and taxes of $781 million in the prior year period. The decrease was driven by the impact of the COVID-19 pandemic, including the revenue decline discussed above.

Net interest expense on a GAAP basis increased to $87 million from $85 million in the prior year period. Included in net interest expense for the first nine months of 2020 and 2019 were expenses of $2 million and $3 million, respectively, resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition. Net interest expense on a non-GAAP basis for these periods exclude these amounts. Net interest expense on a non-GAAP basis increased to $85 million from $82 million in the prior year period.

The effective tax rate on a GAAP basis for the first nine months of 2020 was 8.9% as compared to 15.1% in the prior year period. The effective tax rate on a non-GAAP basis for the first nine months of 2020 was 24.4% as compared to 18.1% in the prior year period.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax noncash impairment charges of $962 million recorded in the first quarter of 2020 resulting from the impact of the COVID-19 pandemic on the Company’s business, including $933 million related to goodwill and other intangible assets, $16 million related to store assets, and $12 million related to an equity method investment.
•Pre-tax costs of $7 million incurred in the first quarter of 2020 in connection with a consolidation within the Company’s warehouse and distribution network in North America.
•Pre-tax noncash net loss of $3 million recorded in the first quarter of 2020 related to the April 2020 sale of the Company’s Speedo North America business to Pentland Group PLC, the parent company of the Speedo brand and the resulting deconsolidation of the net assets of the Company’s Speedo North America business.
•Pre-tax expense of $2 million recorded in the first nine months of 2020 resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Company’s acquisition of the approximately 78% interest in Gazal Corporation Limited (“Gazal”) that it did not already own (the “Australia acquisition”), of which $4 million of income was recorded in the first quarter, $5 million of expense was recorded in the second quarter and $1 million of expense was recorded in the third quarter.
•Pre-tax costs of $40 million incurred in the first nine months of 2020 related to the reduction in the Company’s North America office workforce announced in July 2020 (the “North America workforce reduction”), primarily consisting of severance, of which $38 million was recorded in the second quarter and $1 million was recorded in the third quarter.

•Pre-tax costs of $21 million incurred in the first nine months of 2020 in connection with the planned exit from the Heritage Brands Retail business announced in July 2020 and expected to be completed by mid-2021, consisting of $10 million of severance, $7 million of noncash asset impairments and $4 million of accelerated amortization of lease assets, of which $12 million was incurred in the second quarter and $9 million was incurred in the third quarter.
•Pre-tax costs of $103 million incurred in the first nine months of 2019 related to the restructuring associated with the strategic changes for the Calvin Klein business announced in January 2019 (the “Calvin Klein restructuring”), consisting of a noncash lease asset impairment resulting from the closure of the Company’s flagship store on Madison Avenue in New York, New York, other noncash asset impairments, severance, contract termination and other costs, and inventory markdowns, of which $70 million was incurred in the first quarter, $29 million was incurred in the second quarter and $3 million was incurred in the third quarter.
•Pre-tax costs of $55 million incurred in the first quarter of 2019 in connection with the closure of the Company’s TOMMY HILFIGER flagship and anchor stores in the U.S., primarily consisting of noncash lease asset impairments.
•Pre-tax costs of $6 million incurred in the first quarter of 2019 in connection with the refinancing of the Company’s senior credit facilities.
•Pre-tax costs of $60 million incurred in the second quarter of 2019 in connection with the agreements to terminate early the licenses for the global Calvin Klein and Tommy Hilfiger North America socks and hosiery businesses in order to consolidate the socks and hosiery business for all Company brands in North America in a newly formed joint venture and to bring in house the international Calvin Klein socks and hosiery wholesale businesses.
•Pre-tax noncash gain of $113 million recorded in the second quarter of 2019 to write up the Company’s equity investments in Gazal and PVH Brands Australia Pty. Limited, a jointly owned and managed joint venture of the Company and Gazal, (“PVH Australia”) to fair value in connection with the Australia acquisition.
•Pre-tax costs of $16 million incurred in the first nine months of 2019 in connection with the Australia acquisition and the Company’s acquisition of the Tommy Hilfiger retail business in Central and Southeast Asia from the licensee of the business (the

“TH CSAP acquisition”), primarily consisting of noncash valuation adjustments, of which $7 million was incurred in the second quarter and $9 million was incurred in the third quarter.
•Pre-tax expense of $3 million recorded in the third quarter of 2019 resulting from the remeasurement of the Company’s mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s GAAP results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 11 and the section entitled “Reconciliations of 2020 Constant Currency Revenue” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its third quarter earnings release is scheduled for Thursday, December 3, 2020 at 9:00 a.m. EST. Please log on to the Company’s web site at www.PVH.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.PVH.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 4890292. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from restructuring and similar plans, such as the North America office workforce reduction and the planned exit from the Heritage Brands Retail business announced in July 2020; (iii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iv) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores and its directly operated digital commerce sites, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors, consumer sentiment and other factors; (v) the Company’s ability to manage its growth and inventory; (vi) quota restrictions, the imposition of safeguard controls and the imposition of duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, such as the increased tariffs imposed in 2019 and threatened increases in tariffs on goods imported into the U.S. from China and Vietnam, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (vii) the availability and cost of raw materials; (viii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (ix) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Patrol; (x) changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (xi) disease epidemics and health-related concerns, such as the current COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, has resulted in some of the following) supply-chain disruptions due to closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in affected areas, closed stores, reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure, or governments implement mandatory business closures, travel restrictions or the like to prevent the spread of disease, and market or other changes that could result (or, with respect to the COVID-19 pandemic, could continue to result) in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xii) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the ability to operate effectively and profitably the Company’s continuing businesses after the sale or other disposal of a subsidiary, business or the assets thereof; (xiii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xiv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xv) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvi) the impact of new and revised tax legislation and regulations; and (xvii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended		Nine Months Ended
	11/1/20	11/3/19	11/1/20	11/3/19

Net sales	$2,014.3	$2,433.5	$4,802.7	$6,919.8
Royalty revenue	79.7	113.1	185.7	288.3
Advertising and other revenue	24.1	41.1	54.4	100.1
Total revenue	$2,118.1	$2,587.7	$5,042.8	$7,308.2

Gross profit on net sales	$997.5	$1,252.0	$2,410.4	$3,602.1
Gross profit on royalty, advertising and other revenue	103.8	154.2	240.1	388.4
Total gross profit	1,101.3	1,406.2	2,650.5	3,990.5

Selling, general and administrative expenses	987.2	1,141.6	2,809.5	3,457.6

Goodwill and other intangible asset impairments			933.5

Non-service related pension and postretirement income	(3.6)	(2.0)	(7.9)	(6.1)

Debt modification and extinguishment costs				5.2

Other noncash loss (gain)			3.1	(113.1)

Equity in net income (loss) of unconsolidated affiliates	4.4	2.9	(10.3)	7.5

Earnings (loss) before interest and taxes	122.1	269.5	(1,098.0)	654.4

Interest expense, net	33.5	27.8	86.8	84.7

Pre-tax income (loss)	88.6	241.7	(1,184.8)	569.7

Income tax expense (benefit)	19.1	32.8	(105.4)	86.1

Net income (loss)	69.5	208.9	(1,079.4)	483.6

Less: Net loss attributable to redeemable non-controlling interest (1)	(0.3)	(0.3)	(1.0)	(1.1)

Net income (loss) attributable to PVH Corp.	$69.8	$209.2	$(1,078.4)	$484.7

Diluted net income (loss) per common share attributable to PVH Corp. (2)	$0.98	$2.82	$(15.15)	$6.46

	Quarter Ended		Nine Months Ended
	11/1/20	11/3/19	11/1/20	11/3/19

Depreciation and amortization expense	$80.2	$81.6	$240.2	$236.5

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    The Company and Arvind Limited have a joint venture in Ethiopia in which the Company owns a 75% interest.

(2)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income (loss) per common share to diluted net income (loss) per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the periods ended November 1, 2020 and November 3, 2019 on a non-GAAP basis by excluding (i) the income (expense) recorded in the first, second and third quarters of 2020 resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the acquisition of the approximately 78% interest in Gazal Corporation Limited (“Gazal”) that the Company did not already own (the “Australia acquisition”); (ii) the noncash impairment charges recorded in the first quarter of 2020 related to goodwill, tradenames, other intangible assets, store assets and an equity method investment as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (iii) the noncash net loss recorded in the first quarter of 2020 related to the sale of the Speedo North America business in April 2020 (the “Speedo transaction”) and the resulting deconsolidation of the net assets of the business; (iv) the costs incurred in the first quarter of 2020 in connection with the consolidation within the Company’s warehouse and distribution network in North America; (v) the costs incurred in the second and third quarters of 2020 in connection with the reduction in the North America office workforce announced in July 2020 (the “North America workforce reduction”), primarily consisting of severance; (vi) the costs incurred in the second and third quarters of 2020 related to the planned exit from the Heritage Brands Retail business announced in July 2020, consisting of severance, noncash asset impairments, and accelerated amortization of lease assets; (vii) the costs incurred in the first, second and third quarters of 2019 related to the restructuring associated with the strategic changes for its Calvin Klein business announced in January 2019 (the “Calvin Klein restructuring”), consisting of a noncash lease asset impairment resulting from the closure of the Company’s flagship store on Madison Avenue in New York, New York; other noncash asset impairments; severance; contract termination and other costs; and inventory markdowns; (viii) the costs incurred in the first quarter of 2019 in connection with the closure of the Company’s TOMMY HILFIGER flagship and anchor stores in the United States (the “TH U.S. store closures”), primarily consisting of noncash lease asset impairments; (ix) the costs incurred in the first quarter of 2019 in connection with the refinancing of the Company’s senior credit facilities; (x) the costs incurred in the second and third quarters of 2019 in connection with the Australia acquisition and the acquisition of the Tommy Hilfiger retail business in Central and Southeast Asia from the Company’s previous licensee in that market (the “TH CSAP acquisition”), primarily consisting of noncash valuation adjustments; (xi) the noncash gain recorded in the second quarter of 2019 to write up the Company’s equity investments in Gazal and PVH Brands Australia Pty. Limited (“PVH Australia”) to fair value in connection with the Australia acquisition; (xii) the one-time costs recorded in the second quarter of 2019 on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing; (xiii) the costs incurred in the second quarter of 2019 in connection with the agreements to terminate early the licenses for the global Calvin Klein and Tommy Hilfiger North America socks and hosiery businesses (the “Socks and Hosiery transaction”) in order to consolidate the socks and hosiery business for all Company brands in North America in a newly formed joint venture and to bring in-house the international Calvin Klein socks and hosiery wholesale businesses; (xiv) the expense recorded in the third quarter of 2019 resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition; and (xv) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

PVH CORP.
Non-GAAP Measures (continued)
(In millions, except per share data)

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 11 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Nine Months Ended
	11/1/20	11/3/19	11/1/20	11/3/19

Non-GAAP Measures
Total gross profit (1)		$1,412.7		$4,014.0
Selling, general and administrative expenses (2)	977.2	1,136.0	2,729.0	3,249.1
Goodwill and other intangible asset impairments (3)			—
Non-service related pension and postretirement income (4)			(10.9)
Debt modification and extinguishment costs (5)				—
Other noncash loss (gain) (6)			—	—
Equity in net income of unconsolidated affiliates (7)			2.0	9.6
Earnings (loss) before interest and taxes (8)	132.1	281.6	(65.6)	780.6
Interest expense, net (9)	32.1	25.2	84.5	82.1
Income tax expense (benefit) (10)	6.1	27.2	(36.6)	126.1
Net income (loss) attributable to PVH Corp. (11)	94.2	229.5	(112.5)	573.5
Diluted net income (loss) per common share attributable to PVH Corp. (12)	$1.32	$3.10	$(1.58)	$7.64

(1) Please see Table 3 for the reconciliations of GAAP gross profit to gross profit on a non-GAAP basis.
(2) Please see Table 4 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(3) Please see Table 5 for the reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis.
(4) Please see Table 6 for the reconciliation of GAAP non-service related pension and postretirement income to non-service related pension and postretirement income on a non-GAAP basis.
(5) Please see Table 7 for the reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis.
(6) Please see Table 8 for the reconciliations of GAAP other noncash loss (gain) to other noncash loss (gain) on a non-GAAP basis.
(7) Please see Table 9 for the reconciliations of GAAP equity in net income (loss) of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(8) Please see Table 2 for the reconciliations of GAAP earnings (loss) before interest and taxes to earnings (loss) before interest and taxes on a non-GAAP basis.
(9) Please see Table 10 for the reconciliations of GAAP interest expense, net to interest expense, net on a non-GAAP basis.
(10) Please see Table 11 for the reconciliations of GAAP income tax expense (benefit) to income tax expense (benefit) on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(11) Please see Table 1 for the reconciliations of GAAP net income (loss) to net income (loss) on a non-GAAP basis.
(12) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income (loss) per common share to diluted net income (loss) per common share on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income (loss) to net income (loss) on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/1/20	11/3/19	11/1/20	11/3/19

Net income (loss) attributable to PVH Corp.	$69.8	$209.2	$(1,078.4)	$484.7

Diluted net income (loss) per common share attributable to PVH Corp.(1)	$0.98	$2.82	$(15.15)	$6.46

Pre-tax items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)				12.9

Gross profit charges associated with the Australia and TH CSAP acquisitions (short-lived noncash inventory valuation adjustments)		6.5		10.6

SG&A expenses associated with the Calvin Klein restructuring		3.5		90.0

SG&A expenses associated with the Socks and Hosiery transaction				59.8

SG&A expenses associated with the TH U.S. store closures				54.9

SG&A expenses associated with the Australia and TH CSAP acquisitions		2.1		2.8

SG&A expenses associated with the refinancing of the Company’s senior credit facilities				1.0

SG&A expenses associated with store asset impairments			16.0

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America			6.8

SG&A expenses associated with the North America workforce reduction	1.3		36.7

SG&A expenses associated with the planned exit from the Heritage Brands Retail business	8.7		21.0

Goodwill and other intangible asset impairments			933.5

Special termination benefits expense associated with the North America workforce reduction (recorded in non-service related pension and postretirement income)			3.0

Debt modification and extinguishment costs				5.2

Noncash gain to write up the Company’s equity investments in Gazal and PVH Australia to fair value (recorded in other noncash loss (gain)				(113.1)

Noncash net loss related to the Speedo transaction (recorded in other noncash loss (gain)			3.1

One-time expenses recorded on the Company’s equity investments in Gazal and PVH Australia (recorded in equity in net income (loss) of unconsolidated affiliates)				2.1

Impairment of an equity method investment (recorded in equity in net income (loss) of unconsolidated affiliates)			12.3

Expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest in connection with the Australia acquisition (recorded in interest expense, net)	1.4	2.6	2.3	2.6

Tax effects of the pre-tax items above(2)	13.0	5.6	(68.8)	(40.0)

Net income (loss) on a non-GAAP basis attributable to PVH Corp.	$94.2	$229.5	$(112.5)	$573.5

Diluted net income (loss) per common share on a non-GAAP basis attributable to PVH Corp.(1)	$1.32	$3.10	$(1.58)	$7.64

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income (loss) per common share to diluted net income (loss) per common share on a non-GAAP basis.

(2) Please see Table 11 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP earnings (loss) before interest and taxes to earnings (loss) before interest and taxes on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/1/20	11/3/19	11/1/20	11/3/19

Earnings (loss) before interest and taxes	$122.1	$269.5	$(1,098.0)	$654.4

Items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)				12.9

Gross profit charges associated with the Australia and TH CSAP acquisitions (short-lived noncash inventory valuation adjustments)		6.5		10.6

SG&A expenses associated with the Calvin Klein restructuring		3.5		90.0

SG&A expenses associated with the Socks and Hosiery transaction				59.8

SG&A expenses associated with the TH U.S. store closures				54.9

SG&A expenses associated with the Australia and TH CSAP acquisitions		2.1		2.8

SG&A expenses associated with the refinancing of the Company’s senior credit facilities				1.0

SG&A expenses associated with store asset impairments			16.0

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America			6.8

SG&A expenses associated with the North America workforce reduction	1.3		36.7

SG&A expenses associated with the planned exit from the Heritage Brands Retail business	8.7		21.0

Goodwill and other intangible asset impairments			933.5

Special termination benefits expense associated with the North America workforce reduction (recorded in non-service related pension and postretirement income)			3.0

Debt modification and extinguishment costs				5.2

Noncash gain to write up the Company’s equity investments in Gazal and PVH Australia to fair value (recorded in other noncash loss (gain)				(113.1)

Noncash net loss related to the Speedo transaction (recorded in other noncash loss (gain)			3.1

One-time expenses recorded on the Company’s equity investments in Gazal and PVH Australia (recorded in equity in net income (loss) of unconsolidated affiliates)				2.1

Impairment of an equity method investment (recorded in equity in net income (loss) of unconsolidated affiliates)			12.3

Earnings (loss) before interest and taxes on a non-GAAP basis	$132.1	$281.6	$(65.6)	$780.6

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 3 - Reconciliations of GAAP gross profit to gross profit on a non-GAAP basis

	Quarter Ended	Nine Months Ended
	11/3/19	11/3/19

Gross profit	$1,406.2	$3,990.5

Items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)		12.9

Gross profit charges associated with the Australia and TH CSAP acquisitions (short-lived noncash inventory valuation adjustments)	6.5	10.6

Gross profit on a non-GAAP basis	$1,412.7	$4,014.0

Table 4 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/1/20	11/3/19	11/1/20	11/3/19

SG&A expenses	$987.2	$1,141.6	$2,809.5	$3,457.6

Items excluded:

Expenses associated with the Calvin Klein restructuring		(3.5)		(90.0)

Expenses associated with the Socks and Hosiery transaction				(59.8)

Expenses associated with the TH U.S. store closures				(54.9)

Expenses associated with the Australia and TH CSAP acquisitions		(2.1)		(2.8)

Expenses associated with the refinancing of the Company’s senior credit facilities				(1.0)

Expenses associated with store asset impairments			(16.0)

Expenses associated with the consolidation within the Company’s warehouse and distribution network in North America			(6.8)

Expenses associated with the North America workforce reduction	(1.3)		(36.7)

Expenses associated with the planned exit from the Heritage Brands Retail business	(8.7)		(21.0)

SG&A expenses on a non-GAAP basis	$977.2	$1,136.0	$2,729.0	$3,249.1

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 5 - Reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis

Nine Months Ended
11/1/20

Goodwill and other intangible asset impairments	$933.5

Item excluded:

Goodwill and other intangible asset impairments	(933.5)

Goodwill and other intangible asset impairments on a non-GAAP basis	$—

Table 6 - Reconciliation of GAAP non-service related pension and postretirement income to non-service related pension and postretirement income on a non-GAAP basis

Nine Months Ended
11/1/20

Non-service related pension and postretirement income	$(7.9)

Item excluded:

Special termination benefits expense associated with the North America workforce reduction	(3.0)

Non-service related pension and postretirement income on a non-GAAP basis	$(10.9)

Table 7 - Reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis

Nine Months Ended
11/3/19

Debt modification and extinguishment costs	$5.2

Item excluded:

Costs incurred associated with the refinancing of the Company’s senior credit facilities	(5.2)

Debt modification and extinguishment costs on a non-GAAP basis	$—

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 8 - Reconciliations of GAAP other noncash loss (gain) to other noncash loss (gain) on a non-GAAP basis

	Nine Months Ended
	11/1/20	11/3/19

Other noncash loss (gain)	$3.1	$(113.1)

Items excluded:

Noncash gain to write up the Company’s equity investments in Gazal and PVH Australia to fair value		113.1

Noncash net loss related to the Speedo transaction	(3.1)

Other noncash loss (gain) on a non-GAAP basis	$—	$—

Table 9 - Reconciliations of GAAP equity in net income (loss) of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

	Nine Months Ended
	11/1/20	11/3/19

Equity in net (loss) income of unconsolidated affiliates	$(10.3)	$7.5

Items excluded:

One-time expenses recorded on the Company’s equity investments in Gazal and PVH Australia		2.1

Impairment of an equity method investment	12.3

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$2.0	$9.6

Table 10 - Reconciliations of GAAP interest expense, net to interest expense, net on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/1/20	11/3/19	11/1/20	11/3/19

Interest expense, net	$33.5	$27.8	$86.8	$84.7

Item excluded:

Expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest in connection with the Australia acquisition	(1.4)	(2.6)	(2.3)	(2.6)

Interest expense, net on a non-GAAP basis	$32.1	$25.2	$84.5	$82.1

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 11 - Reconciliations of GAAP income tax expense (benefit) to income tax expense (benefit) on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	11/1/20	11/3/19	11/1/20	11/3/19

Income tax expense (benefit)	$19.1	$32.8	$(105.4)	$86.1

Item excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	(13.0)	(5.6)	68.8	40.0

Income tax expense (benefit) on a non-GAAP basis	$6.1	$27.2	$(36.6)	$126.1

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net income (loss) per common share as follows:

	Quarter Ended				Quarter Ended
	11/1/20				11/3/19
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$69.8	$(24.4)		$94.2	$209.2	$(20.3)		$229.5

Weighted average common shares	71.1			71.1	73.9			73.9
Weighted average dilutive securities	0.4			0.4	0.3			0.3
Total shares	71.5			71.5	74.2			74.2

Diluted net income per common share attributable to PVH Corp.	$0.98			$1.32	$2.82			$3.10

	Nine Months Ended				Nine Months Ended
	11/1/20				11/3/19
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net (loss) income attributable to PVH Corp.	$(1,078.4)	$(965.9)		$(112.5)	$484.7	$(88.8)		$573.5

Weighted average common shares	71.2			71.2	74.6			74.6
Weighted average dilutive securities	—			—	0.4			0.4
Total shares	71.2			71.2	75.0			75.0

Diluted net (loss) income per common share attributable to PVH Corp. (3)	$(15.15)			$(1.58)	$6.46			$7.64

(1) Represents the impact on net income (loss) in the periods ended November 1, 2020 from the elimination of (i) the expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition; (ii) the noncash impairment charges related to goodwill, tradenames, other intangible assets, store assets and an equity method investment as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (iii) the noncash net loss recorded related to the Speedo transaction; (iv) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America; (v) the costs in connection with the North America workforce reduction; (vi) the costs in connection with the planned exit from the Heritage Brands Retail business announced in July 2020; and (vii) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net income (loss) to net income (loss) on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended November 3, 2019 from the elimination of (i) the costs related to the Calvin Klein restructuring; (ii) the costs in connection with the TH U.S. store closures; (iii) the costs in connection with the refinancing of the Company’s senior credit facilities; (iv) the costs related to the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments; (v) the noncash gain recorded to write up the Company’s equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition; (vi) the one-time costs recorded on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing; (vii) the costs in connection with the Socks and Hosiery transaction; (viii) the expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest recognized in connection with the Australia acquisition; and (ix) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net income (loss) to net income (loss) on a non-GAAP basis.

(3) Diluted net loss per common share attributable to PVH Corp. for the nine months ended November 1, 2020 excluded all potentially dilutive securities because there was a net loss attributable to PVH Corp. for the period and, as such, the inclusion of these securities would have been anti-dilutive.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	11/1/20	11/3/19
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,460.0	$555.2
Receivables	818.7	998.8
Inventories	1,483.5	1,768.1
Other	205.7	260.0
Total Current Assets	3,967.9	3,582.1
Property, Plant and Equipment	953.2	994.7
Operating Lease Right-of-Use Assets	1,613.7	1,648.1
Goodwill and Other Intangible Assets	6,345.0	7,458.1
Other Assets	377.4	336.2
	$13,257.2	$14,019.2

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$2,099.8	$1,776.6
Current Portion of Operating Lease Liabilities	424.1	347.3
Short-Term Borrowings	21.1	387.5
Current Portion of Long-Term Debt	22.9	41.3
Other Liabilities	1,097.4	1,226.4
Long-Term Portion of Operating Lease Liabilities	1,454.6	1,517.5
Long-Term Debt	3,464.1	2,738.4
Redeemable Non-Controlling Interest	(3.0)	(0.9)
Stockholders’ Equity	4,676.2	5,985.1
	$13,257.2	$14,019.2

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	11/1/20	11/3/19
Tommy Hilfiger North America
Net sales	$249.7	$388.8
Royalty revenue	13.6	25.8
Advertising and other revenue	4.3	8.2
Total	267.6	422.8

Tommy Hilfiger International
Net sales	806.9	803.7
Royalty revenue	10.5	12.3
Advertising and other revenue	4.8	5.1
Total	822.2	821.1

Total Tommy Hilfiger
Net sales	1,056.6	1,192.5
Royalty revenue	24.1	38.1
Advertising and other revenue	9.1	13.3
Total	1,089.8	1,243.9

Calvin Klein North America
Net sales	231.9	386.1
Royalty revenue	34.0	49.9
Advertising and other revenue	9.5	19.3
Total	275.4	455.3

Calvin Klein International
Net sales	492.8	486.8
Royalty revenue	17.0	19.3
Advertising and other revenue	4.8	7.5
Total	514.6	513.6

Total Calvin Klein
Net sales	724.7	872.9
Royalty revenue	51.0	69.2
Advertising and other revenue	14.3	26.8
Total	790.0	968.9

Heritage Brands Wholesale
Net sales	192.0	305.7
Royalty revenue	4.0	4.9
Advertising and other revenue	0.6	0.9
Total	196.6	311.5

Heritage Brands Retail
Net sales	41.0	62.4
Royalty revenue	0.6	0.9
Advertising and other revenue	0.1	0.1
Total	41.7	63.4

Total Heritage Brands
Net sales	233.0	368.1
Royalty revenue	4.6	5.8
Advertising and other revenue	0.7	1.0
Total	238.3	374.9

Total Revenue
Net sales	2,014.3	2,433.5
Royalty revenue	79.7	113.1
Advertising and other revenue	24.1	41.1
Total	$2,118.1	$2,587.7

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	11/1/20			11/3/19
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Tommy Hilfiger North America	$(38.1)		$(38.1)	$39.3		$39.3

Tommy Hilfiger International	157.9		157.9	137.6	$(5.4)	143.0

Total Tommy Hilfiger	119.8	—	119.8	176.9	(5.4)	182.3

Calvin Klein North America	(14.1)		(14.1)	64.6	(0.9)	65.5

Calvin Klein International	85.8		85.8	58.7	(5.0)	63.7

Total Calvin Klein	71.7	—	71.7	123.3	(5.9)	129.2

Heritage Brands Wholesale	(2.3)	(1.3)	(1.0)	14.5	(0.8)	15.3

Heritage Brands Retail	(23.8)	(8.7)	(15.1)	(0.8)		(0.8)

Total Heritage Brands	(26.1)	(10.0)	(16.1)	13.7	(0.8)	14.5

Corporate	(43.3)	—	(43.3)	(44.4)	—	(44.4)

Total earnings before interest and taxes	$122.1	$(10.0)	$132.1	$269.5	$(12.1)	$281.6

(1)    The adjustments for the quarter ended November 1, 2020 represent the elimination of (i) the costs related to the North America workforce reduction; and (ii) the costs related to the planned exit from the Heritage Brands Retail business.

(2)    The adjustments for the quarter ended November 3, 2019 represent the elimination of (i) the costs related to the Calvin Klein restructuring and (ii) the costs related to the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Nine Months Ended	Nine Months Ended
	11/1/20	11/3/19
Tommy Hilfiger North America
Net sales	$604.9	$1,126.7
Royalty revenue	37.5	62.6
Advertising and other revenue	8.5	18.3
Total	650.9	1,207.6

Tommy Hilfiger International
Net sales	1,851.0	2,145.4
Royalty revenue	27.5	37.9
Advertising and other revenue	10.6	15.3
Total	1,889.1	2,198.6

Total Tommy Hilfiger
Net sales	2,455.9	3,272.1
Royalty revenue	65.0	100.5
Advertising and other revenue	19.1	33.6
Total	2,540.0	3,406.2

Calvin Klein North America
Net sales	576.5	1,130.6
Royalty revenue	72.8	114.8
Advertising and other revenue	21.9	42.7
Total	671.2	1,288.1

Calvin Klein International
Net sales	1,136.7	1,368.3
Royalty revenue	37.6	55.1
Advertising and other revenue	11.6	20.3
Total	1,185.9	1,443.7

Total Calvin Klein
Net sales	1,713.2	2,498.9
Royalty revenue	110.4	169.9
Advertising and other revenue	33.5	63.0
Total	1,857.1	2,731.8

Heritage Brands Wholesale
Net sales	537.8	960.4
Royalty revenue	8.8	15.0
Advertising and other revenue	1.6	3.1
Total	548.2	978.5

Heritage Brands Retail
Net sales	95.8	188.4
Royalty revenue	1.5	2.9
Advertising and other revenue	0.2	0.4
Total	97.5	191.7

Total Heritage Brands
Net sales	633.6	1,148.8
Royalty revenue	10.3	17.9
Advertising and other revenue	1.8	3.5
Total	645.7	1,170.2

Total Revenue
Net sales	4,802.7	6,919.8
Royalty revenue	185.7	288.3
Advertising and other revenue	54.4	100.1
Total	$5,042.8	$7,308.2

PVH CORP.
Segment Data (continued)
(In millions)

(LOSS) EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Nine Months Ended			Nine Months Ended
	11/1/20			11/3/19
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Tommy Hilfiger North America	$(120.3)	$(15.0)	$(105.3)	$72.9	$(62.4)	$135.3

Tommy Hilfiger International	202.1	(3.1)	205.2	344.2	(7.9)	352.1

Total Tommy Hilfiger	81.8	(18.1)	99.9	417.1	(70.3)	487.4

Calvin Klein North America	(363.5)	(303.6)	(59.9)	77.3	(91.5)	168.8

Calvin Klein International	(303.0)	(395.8)	92.8	112.2	(67.6)	179.8

Total Calvin Klein	(666.5)	(699.4)	32.9	189.5	(159.1)	348.6

Heritage Brands Wholesale	(296.9)	(265.2)	(31.7)	67.5	(1.2)	68.7

Heritage Brands Retail	(72.2)	(24.8)	(47.4)	3.3		3.3

Total Heritage Brands	(369.1)	(290.0)	(79.1)	70.8	(1.2)	72.0

Corporate	(144.2)	(24.9)	(119.3)	(23.0)	104.4	(127.4)

Total (loss) earnings before interest and taxes	$(1,098.0)	$(1,032.4)	$(65.6)	$654.4	$(126.2)	$780.6

(1)    The adjustments for the nine months ended November 1, 2020 represent the elimination of (i) the noncash impairment charges related to goodwill, tradenames, other intangible assets, store assets and an equity method investment as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (ii) the noncash net loss recorded related to the Speedo transaction; (iii) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America; (iv) the costs related to the North America workforce reduction; and (v) the costs related to the planned exit from the Heritage Brands Retail business.

(2)    The adjustments for the nine months ended November 3, 2019 represent the elimination of (i) the costs related to the Calvin Klein restructuring; (ii) the costs in connection with the TH U.S. store closures; (iii) the costs in connection with the refinancing of the Company’s senior credit facilities; (iv) the costs related to the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments; (vi) the one-time costs recorded on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing; (v) the noncash gain recorded to write up the Company’s equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition; and (vii) the costs in connection with the Socks and Hosiery transaction.

PVH CORP.
Reconciliations of 2020 Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	11/1/20	11/3/19

Tommy Hilfiger International	$822.2	$821.1	0.1%	6.0%	(5.9)%
Total Tommy Hilfiger	1,089.8	1,243.9	(12.4)%	4.0%	(16.4)%

Calvin Klein International	514.6	513.6	0.2%	4.5%	(4.3)%
Total Calvin Klein	790.0	968.9	(18.4)%	2.4%	(20.8)%

Total Revenue	$2,118.1	$2,587.7	(18.1)%	2.9%	(21.0)%